Exhibit 99.1

CHINA INSONLINE REGAINED ITS COMPLIANCE
WITH NASDAQ RULES

NEW YORK--(PR Newswire-June 1, 2010) — China INSOnline Corp. (NASDAQ: CHIO) announced today that it received a notification from The NASDAQ Stock Market, LLC (“NASDAQ”) on May 27, 2010 stating that China INSOnline Corp. (the “Company”) has regained its compliance with the NASDAQ Listing Rules (the “Rules”) in connection with a notification received by the Company from NASDAQ on May 25, 2010 regarding its non compliance with the Rules for continued listing due to the fact that the Company did not file its Form 10-Q for the period ended March 31, 2010 promptly on May 24, 2010. On May 27, 2010, the Company filed its Form 10-Q for the period ended March 31, 2010. In its notification dated May 27, 2010, NASDAQ stated that the staff of NASDAQ has determined that the Company has complied with the Rules.

Mr. Zhenyu Wang, the Chairman of China INSOnline Corp. commented, “We have been working very diligently in last week to regain compliance with Nasdaq rules, and pleased to see the results. The Company remains highly focused on growing our core business in the domestic insurance market by introducing more value-added services and implementing new strategies to increase the revenue. We are very excited about the path to the future business growth ahead, and will be working actively and diligently to create more value for our shareholders.”

About China INSOnline Corp.

China INSOnline Corp., incorporated in Delaware and headquartered in Beijing, is a licensed insurance agency in The People's Republic of China. Representing major insurance underwriting firms in China, the Company offers online automobile, property and life insurance services through its industry web portal, www.soobao.cn. The Company's online platform also provides consumers, agents and insurance companies with online transaction capabilities, advertising, online inquiry, news circulation, statistical analysis and software development services. For additional information, please visit www.china-insonline.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations or beliefs, including, but not limited to, statements concerning the Company's operations, financial performance and condition. For this purpose, statements that are not statements of historical fact may be deemed to be forward-looking statements. The Company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, but not limited to, the impact of competitive products, pricing and new technology; changes in consumer preferences and tastes; and effectiveness of marketing; changes in laws and regulations; fluctuations in costs, and other factors as those discussed in the Company's reports filed with the Securities and Exchange Commission from time to time. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Contact:
IR Department
Tel: +1 212 945 7558
Email: ir@soobao.cn
www.china-insonline.com

SOURCE:  China INSOnline Corp.

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